Exhibit 23.3

CONSENT OF

BRUCE WASSERSTEIN

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Lazard Ltd in the Registration Statement on Form S-1 (including any and all amendments or supplements thereto) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

By:    /s/ Bruce Wasserstein

         Bruce Wasserstein

December 17, 2004